1227 25th Street, N.W.
Washington, D.C.

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made as of February 13, 2006 (“Contract Date”), between (i) BNA Washington Inc., a Delaware corporation (“Seller”), and (ii) CESC 1227 LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE 1. INTERPRETATION

1.1  Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

1.1.1  Access Agreement: the Access Agreement executed by Purchaser in connection with the Property.

1.1.2  Accounting Firm: as defined in Section 10.10.

1.1.3  Action: any action, suit, arbitration, governmental investigation or other legal proceeding.

1.1.4  Adjacent Agreement: the Agreement of Purchase and Sale dated as of the Contract Date between Seller and Adjacent Purchaser, relating to the purchase and sale of the Adjacent Property.

1.1.5  Adjacent Property: Lot 883 in Square 24 in the District of Columbia, together with all right, title and interest of Seller in and to any Appurtenances thereto.

1.1.6  Adjacent Purchaser: CESC 1229-1231 TRS Inc., a Delaware corporation, an affiliate of Purchaser.

1.1.7  Apportionment Time: 12:01 a.m. local time at the Property.

1.1.8  Appurtenances: with respect to a parcel of land, (i) all rights, ways, easements, privileges and appurtenances to such parcel, (ii) all strips and gores appurtenant to such parcel, and (iii) any land lying in the bed of any streets, roads and alleys appurtenant to such parcel.

1.1.9  BNA: The Bureau of National Affairs, Inc., a Delaware corporation.

1.1.10  Closing: the consummation of the purchase and sale of the Property as contemplated by this Agreement.

1.1.11  Closing Date: the date on which the Closing occurs.

1.1.12  Code: the Internal Revenue Code of 1986, as amended.

1.1.13  Confidentiality Agreement: the Confidentiality Agreement executed by Purchaser in connection with the Property.

1.1.14  Contract: any contract for services, maintenance and supplies, equipment leases, and any other contract or agreement relating to the management, use, maintenance, operation, provisioning or equipping of the Property, and all amendments thereto.

1.1.15  Contract Date: as defined in the Preamble.

1.1.16  Crystal City Agreement: the Agreement of Purchase and Sale dated as of the Contract Date between Crystal City Seller and Crystal City Purchaser, relating to the purchase and sale of the Crystal City Property.

1.1.17  Crystal City Property: a to-be-subdivided three-dimensional lot and improvements therein comprising a portion of the land and improvements described in Arlington County Site Plan No. 56, commonly known as the “Crystal Mall” complex, which lot and improvements consist of the office building located at 1801 South Bell Street, Arlington, Virginia, as shown on Schedule 1.1.6 to the Crystal City Agreement (and as modified from time to time in accordance therewith).

1.1.18  Crystal City Purchaser: Seller, as purchaser under the Crystal City Agreement.

1.1.19  Crystal City Seller: collectively, CESC Mall Land L.L.C., a Delaware limited liability company and CESC Mall L.L.C., a Virginia limited liability company, affiliates of Purchaser.

1.1.20  Damages: out of pocket damages, liabilities, losses, claims, costs and expenses (including reasonable attorneys’ fees and expenses).

1.1.21  Deposit: as defined in Section 2.2.

1.1.22  District: the Government of the District of Columbia.

1.1.23  Encumbrance: any lien, mortgage, deed of trust, security interest, pledge, charge, option, encroachment, easement, covenant, lease, reservation or restriction of any kind (whether recorded, perfected, inchoate, actual or contingent) affecting title.

1.1.24  Environmental Laws: all Legal Requirements in effect as of the Contract Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

1.1.25  EBG: Epstein Becker & Green, P.C., and all occupants of the premises described in the EBG Lease.

1.1.26  EBG Lease: Lease, dated May 12, 1989, between Seller and Epstein Becker & Green, P.C., as amended.

1.1.27  Escrow Agent: Commercial Settlements, Inc., 1015 15th Street, N.W., Suite 300, Washington, D.C., Attn: David P. Nelson, as agent for the Title Company.

1.1.28  Exchange Agreement: the Exchange Agreement dated as of the Contract Date among all of the parties to this Agreement, the Adjacent Agreement and the Crystal City Agreement, providing for the coordination of certain rights and remedies of the parties pursuant to such agreements.

1.1.29  Hazardous Substance: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

1.1.30  Improvements: the buildings, structures, installations and other improvements, including such facilities, fixtures and appurtenances as shall constitute real property, located in or on the Land, commonly known as 1227 25th Street, N.W., Washington, D.C.

1.1.31  Intangible Property: collectively, (i) all assignable guarantees and warranties, if any, that relate to the Improvements or Personal Property, (ii) all assignable permits, certificates of occupancy, and other public approvals that relate to the Land or the Improvements, (iii) all plans and specifications for the Improvements, (iv) all rights and work product under construction, service, consulting, engineering, architectural and similar contracts relating to the Property, (v) books and records relating solely to ownership or operation of the Property, and (vi) keys and lock and safe combinations relating to the Property.

1.1.32  Land: Lot 109 in Square 24 in the District of Columbia, together with all right, title and interest of Seller in and to any Appurtenances thereto.

1.1.33  Landlord: Seller or any successor landlord under the Leases.

1.1.34  Land Records: the land records of the District of Columbia.

1.1.35  Leases: collectively, the leases described on Schedule 3.10 and any leases, licenses or other agreements for the occupancy of any portion of the Land or Improvements that are entered into in accordance with Section 5.4.

1.1.36  Legal Requirement: any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

1.1.37  Letter of Credit: as defined in Section 2.2.2.1.

1.1.38  Permitted Exceptions: collectively, (i) the matters approved or deemed approved by Purchaser in accordance with Section 5.2, (ii) the lien for real estate taxes and assessments not yet due and payable, and (iii) the rights of tenants under the Leases.

1.1.39  Person: a natural person or any legal or governmental entity.

1.1.40  Personal Property: all equipment, furniture, furnishings, appliances, tools, machinery, supplies and other tangible personal property owned by Seller and located at and used solely in connection with the operation of the Land and Improvements (as opposed to such items as may be used by Seller and/or BNA exclusively as an occupant of office space in the Improvements and in connection with Seller’s and/or BNA’s publishing and printing business therein, all of which items shall remain the property of Seller or BNA, as appropriate).

1.1.41  Property: collectively, (i) the Land, (ii) all right, title and interest of Seller in and to the Improvements, (iii) all of Seller’s right, title and interest in and to the Personal Property, the Intangible Property, the Leases and the Contracts.

1.1.42  Purchase Price: as defined in Section 2.2.

1.1.43  Purchaser: as defined in the Preamble.

1.1.44  Purchaser Indemnified Parties: as defined in Section 7.5.1.

1.1.45  Purchaser’s Designee: as defined in Section 11.1.

1.1.46  Seller: as defined in the Preamble.

1.1.47  Seller Indemnified Parties: as defined in Section 7.5.2.

1.1.48  Seller’s Knowledge: the actual current knowledge of Les Holmes and Elizabeth Brown (and for any time period after any such Person ceases to be in the employ of BNA, such Person’s replacement with respect to such Person’s responsibility with respect to the Property), without any obligation to review any files or make inquiry of any Person. No knowledge of any other Person shall be imputed to Seller.

1.1.49  Settlement Statement: as defined in Section 10.1.

1.1.50  Survey: as defined in Section 5.2.2.

1.1.51  Survey Standards: as defined in Section 5.2.2.

1.1.52  Tax Deferral Agreement: the Agreement among, Seller, BNA and the District dated September 4, 1996, pursuant to which the District agreed to defer payment of real estate taxes with respect to the Land and Improvements.

1.1.53  Title Commitment: as defined in Section 5.2.1.

1.1.54  Title Company: Commonwealth Land Title Insurance Company, acting through Escrow Agent as its agent.

1.1.55  Transaction Documents: collectively, this Agreement and the documents executed at Closing by Seller and/or Purchaser (or Purchaser’s Designee).

1.1.56  Vornado: Vornado Realty L.P., a Delaware limited partnership.

1.2  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (without reference to conflicts of laws principles).

1.3  Captions, Numbering and Headings. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

1.4  Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.5  Business Day. In the event that the date for performance of any obligation under this Agreement falls on other than a business day, then such obligation shall be performed on the next succeeding business day.

1.6  Severability. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

1.7  No Oral Modifications or Waivers. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. Notwithstanding the foregoing, the parties agree that the time for performance of any matter to be performed pursuant to this Agreement may be modified by mutual exchange of electronic mail by the parties or their respective counsel.

1.8  Exhibits. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

1.9  Integration. This Agreement, all Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement, the Adjacent Agreement, the Exchange Agreement, the Access Agreement, and the Confidentiality Agreement contain the entire understanding between Seller and Purchaser with respect to the sale of the Property, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Property other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement, the Adjacent Agreement, the Exchange Agreement, the Access Agreement, and the Confidentiality Agreement. Without limiting the generality of the foregoing, the offer letter dated as of May 31, 2005 between Seller and Charles E. Smith Commercial Realty (an affiliate of Purchaser) is hereby superseded and shall be of no further force or effect.

1.10  No Construction Against Drafter. This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

1.11  Including. The term “including,” and variants thereof, shall mean “including without limitation.”

ARTICLE 2.   SALE OF PROPERTY

2.1  Sale and Purchase. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Property.

2.2  Purchase Price.

2.2.1  The purchase price (“Purchase Price”) for the sale and purchase of the Property shall be Forty Million Dollars ($40,000,000.00), subject to the debits and credits described in Article 10.

2.2.2  The Purchase Price shall be payable as follows:

2.2.2.1  Within three (3) business days following the Contract Date, Purchaser shall deposit into escrow with Escrow Agent the sum of Seven Hundred Twenty Thousand Dollars ($720,000.00), which deposit may be in the form of either immediately available funds or an irrevocable sight draft letter of credit in the form attached as Exhibit E and otherwise in form and content reasonably acceptable to Seller (“Letter of Credit”).

2.2.2.2  The Letter of Credit deposited pursuant to Section 2.2.2.1, any proceeds of a draw on such Letter of Credit pursuant to this Agreement, any immediately available funds deposited by Purchaser pursuant to Section 2.2.2.1 and any interest accrued on such proceeds or funds, shall be referred to collectively as the “Deposit.” The Deposit shall be held in accordance with Section 8.1. At Closing, the cash portion of the Deposit shall, at Purchaser’s option, either be paid to or at the direction of Seller and credited against the Purchase Price or returned to Purchaser, and any Letter of Credit not previously drawn by Escrow Agent shall be returned to Purchaser, together with a letter from Seller authorizing the termination of such Letter of Credit.

2.2.2.3  At Closing, Purchaser shall pay to or at the direction of Seller by wire transfer of immediately available funds, the balance of the Purchase Price (net of the cash portion of the Deposit), as adjusted for the debits and credits described in Article 10.

2.2.2.4  Any Letter of Credit shall be issued by a financial institution acceptable to Seller and having a long-term unsecured debt rating from Standard & Poor’s Corporation of not less than “A” (or equivalent from another nationally recognized rating agency).

2.3  Condition of Property. Purchaser acknowledges that (i) Purchaser has been given a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Purchaser’s choosing, and (ii) Purchaser will acquire the Property based solely upon Purchaser’s own investigation and inspection of the Property and the representations, warranties and covenants of Seller expressly set forth in the Transaction Documents executed by Seller. Seller and Purchaser agree that, except as expressly provided for in this Agreement and the other Transaction Documents executed by Seller, (i) the Property shall be sold and Purchaser shall accept possession of the Property on the Closing Date “AS IS,” “WHERE IS,” and “WITH ALL FAULTS,” and (ii) such sale shall be without representation or warranty of any kind, whether express, implied, statutory or otherwise, including any warranty of income potential, operating expenses, uses, merchantability, floor area ratio, development potential, or fitness for a particular purpose, and Seller hereby disclaims and renounces any such representation or warranty. Purchaser further acknowledges and agrees that, except as expressly provided in the Transaction Documents executed by Seller, Seller shall be under no duty to make any affirmative disclosure regarding any matter which may be known to Seller, or its officers, directors, contractors, agents or employees, and that it is relying solely upon its own inspection of the Property and not upon any representations made to it by any Person whomsoever on Seller’s behalf.

ARTICLE 3.   SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as follows:

3.1  Good Standing. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and qualified to transact business and in good standing under the laws of the District of Columbia. Seller has full corporate power and authority to execute this Agreement and to consummate the transaction contemplated by this Agreement.

3.2  Due Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Seller. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3  No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not:  (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Seller or the Property; or (ii) result in a breach of or default under any contract or other agreement to which Seller is a party or by which the Property is bound or any provision of the organizational documents of Seller.

3.4  Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

3.5  Litigation. Except as set forth on Schedule 3.5, there are no Actions pending or, to Seller’s Knowledge, threatened against Seller or relating to the ownership, operation, development, use or occupancy of the Property, before any court or governmental authority, which if adversely determined would affect Seller’s ability to enter into or perform this Agreement or would materially adversely affect the ownership or operation of, or title to, the Property.

3.6  Violations of Law. Seller has not received written notice from any governmental authority alleging a violation of any Legal Requirement affecting the Property that has not been corrected. Seller shall have the right to update the representation set forth in this Section 3.6 to reflect any such written notice that is received by Seller after the Contract Date.

3.7  Condemnation. There are no pending condemnation actions with respect to the Property, and to Seller’s Knowledge there are no threatened or contemplated condemnation actions with respect to the Property. Seller shall have the right to update the representation set forth in this Section 3.7 to reflect (i) any condemnation that becomes pending after the Contract Date, or (ii) any threatened or contemplated condemnation that first becomes known to Seller after the Contract Date, in which event the provisions of Article 9 shall control.

3.8  Environmental Matters. To Seller’s Knowledge, other than (i) Hazardous Substances used in the ordinary course of maintaining and cleaning the Property in commercially reasonable amounts, and (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Property in commercially reasonable amounts, no Hazardous Substances are present on or in the Property. To Seller’s Knowledge, the Hazardous Substances described in the foregoing clauses (i) and (ii) are being used and disposed of in compliance with all applicable Environmental Laws.

3.9  Contracts. There are no Contracts that will affect the Property as of the Closing Date, except (i) Permitted Exceptions, and (ii) as otherwise permitted under this Agreement.

3.10  Leases. There are no leases, licenses or other agreements permitting the possession or occupancy of all or any portion of the Land or Improvements other than those identified on Schedule 3.10. Seller has provided to Purchaser a correct and complete copy of each Lease. To Seller’s Knowledge, the Leases are in full force and effect. Except as set forth in Schedule 3.10, there are no outstanding obligations on the part of the Landlord under the Leases to construct or pay for tenant improvements or to pay any leasing commissions, and the Leases provide for no free rent periods that have not expired. Seller shall have the right to update the representation set forth in this Section 3.10 to reflect Leases executed, terminated or modified after the Contract Date in accordance with this Agreement.

3.11  Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Code.

ARTICLE 4.   PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller as follows:

4.1  Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct the business in which it is now engaged. Purchaser is duly qualified to do business and in good standing under the laws of the District of Columbia, or will be so qualified and in good standing as of the Closing Date.

4.2  Due Authorization. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Purchaser. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3  No Violations. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not:  (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Purchaser; or (ii) result in a breach of or default under (A) any contract or other agreement to which Purchaser is a party or (B) any provision of the organizational documents of Purchaser.

4.4  Bankruptcy. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

4.5  Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition of Purchaser, or (ii) Purchaser’s ability to enter into or perform this Agreement.

4.6  Terrorist Organizations Lists. Purchaser is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

ARTICLE 5.   ACTIONS PENDING CLOSING

5.1  Due Diligence.

5.1.1  Purchaser acknowledges that Purchaser has completed such inspections and investigations of the Property as Purchaser deems desirable to evaluate the financial and physical condition of the Property and such other matters that Purchaser may deem relevant and hereby waives any further due diligence period.

5.1.2  Prior to Closing, Purchaser and Purchaser’s agents and contractors shall have the right to enter upon the Property during regular business hours and upon reasonable prior notice to Seller. Purchaser and Purchaser’s agents and contractors may at Seller’s option be accompanied by a representative of Seller during any such entry upon the Property. Purchaser agrees that all inspections of the Property shall be subject to the rights or security requirements of tenants under Leases, and shall be conducted in a manner not unreasonably disruptive to tenants, guests or invitees at the Property or otherwise to the operation of the Property. Purchaser shall have the right to interview the tenant under any Lease, provided, however, that Purchaser shall first deliver written notice thereof to Seller, and at Seller’s option a representative of Seller shall participate in any such interviews. In the event Purchaser desires to conduct any physically invasive due diligence, Purchaser shall provide Seller with the scope of the work to be done and the name of the contractor to conduct such work, and shall request Seller’s prior consent thereto, which consent shall not be unreasonably withheld. Prior to entry onto the Property, Purchaser shall provide Seller with a certificate of insurance evidencing that Purchaser maintains a commercial general liability policy that names Seller as an additional insured, in such amounts and from such insurers as Seller shall approve, such approval not to be unreasonably withheld. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser, its agents or contractors on or related to the Property. Purchaser agrees to and hereby does indemnify, defend and hold harmless Seller and its affiliates, members, partners, shareholders, officers, directors, employees, agents, representatives, licensees, and the successors of any of the foregoing, harmless from and against any and all damages including mechanic’s and materialmen’s liens, caused by the entry by Purchaser and/or any of Purchaser’s agents or contractors onto the Property pursuant to this Section 5.1.2, provided that Purchaser shall not be so liable for the mere discovery by Purchaser or its agents or contractors of any existing condition at the Property. Purchaser’s obligations pursuant to this Section 5.1 shall survive the Closing (without limitation as to time) or earlier termination of this Agreement.

5.1.3  Seller has made available to Purchaser for inspection and copying or delivered to Purchaser such documents, materials and information concerning the Property as Seller may have in its possession or under its control, excluding only (i) materials that Seller shall have obtained or developed in connection with the potential sale of the Property, (ii) materials that are subject to attorney-client privilege, (iii) internal communications, and (iv) internal projections, forecasts, valuations, budgets and analyses.

5.1.4  Purchaser shall, at no cost to Seller (but without representation or warranty of any kind), furnish to Seller copies of any third-party reports received by Purchaser relating to any inspections of the Property conducted on Purchaser’s behalf. Upon any termination of this Agreement (other than a termination resulting from a default by Seller), Purchaser shall (i) assign all of its right, title and interest in any such third party reports to Seller (without representation or warranty of any kind) and (ii) return all documents, materials and information (and all copies thereof) concerning the Property that Seller has provided to Purchaser. Purchaser’s obligation in this Section 5.1.4 shall survive the termination of this Agreement.

5.2  Title and Survey.

5.2.1  Purchaser acknowledges receipt from Title Company, prior to the Contract Date, of the commitment for an ALTA Owner’s Policy of Title Insurance attached as Schedule 5.2.1 (“Title Commitment”) for the Land and Improvements, accompanied by a copy of all documents referred to in the Title Commitment.

5.2.2  Purchaser has obtained, prior to the Contract Date, a survey of the Property by VIKA dated August 4, 2005, and revised November 1, 2005 (“Survey”) prepared in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys published in 1999 (“Survey Standards”).

5.2.3  All Encumbrances as of the effective date of the Title Commitment (excluding Encumbrances shown on Schedule B, Section 1 of the Title Commitment), and all items shown on the Survey, shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement.

5.2.4  Seller shall cure at or before the Closing all Encumbrances other than the Permitted Exceptions. Seller may use a portion of the Purchase Price to effect such cure at Closing. Seller shall have the right to mortgage the Property prior to Closing, provided that that lien of such mortgage shall be released at or prior to Closing at Seller’s sole cost and expense.

5.3  Operation of Property. Prior to Closing, except as otherwise expressly provided in this Agreement:

5.3.1  Seller shall continue to operate the Property in the ordinary course of business consistent with the practices and procedures in effect as of the Contract Date.

5.3.2  Seller shall maintain and repair the Improvements substantially in their present condition, except for reasonable wear and tear and damage by casualty or condemnation, and except for such other matters as may be agreed upon by the parties in writing following a written request by Seller that Purchaser waive Seller’s obligation hereunder with respect to specific repairs or replacements, which request shall be considered by Purchaser in good faith in light of Purchaser’s then-current plans to redevelop (or not) the Improvements.

5.3.3  Seller shall not remove any Personal Property, except as may be required for repair or replacement in the ordinary course of business, and replacement shall be of approximately equal quality and quantity as the removed item of Personal Property.

5.3.4  Seller shall maintain, at its cost, standard premises operations liability coverage, and shall add Purchaser as an additional insured promptly after the Contract Date.

5.4  Leases.

5.4.1  Prior to Closing, except as otherwise set forth in this Agreement, Seller shall not (i) enter into any new lease, license or other agreement for the occupancy of the Improvements, or (ii) modify any Lease in a manner that would be binding on Purchaser from and after Closing, without the prior written approval of Purchaser in each instance, such approval to be granted or withheld in Purchaser’s sole discretion. Prior to Closing, Seller shall, at its sole cost and expense (except as otherwise provided in the EBG Lease), complete all of the work to be performed by the Landlord pursuant to the EBG Lease. Purchaser’s approval shall not be required with respect to any modification of any Lease that is required under the terms of such Lease but Seller shall deliver to Purchaser written notice of such modification or renewal within five (5) days of Seller’s receipt of the same. Prior to Closing, Seller shall perform its obligations under each Lease, and shall endeavor to promptly collect all rents due under the Leases in accordance with Seller’s usual practices.

5.4.2  Prior to the Contract Date, Seller has obtained and delivered to Purchaser an estoppel certificate from the tenant under each Lease. Seller shall use commercially reasonable efforts to obtain from each such tenant and deliver to Purchaser, prior to Closing, an updated estoppel certificate in substantially the form of Exhibit D or in the form required by such tenant’s Lease, dated no earlier than the date that is thirty (30) days prior to the scheduled date for Closing.

5.5  Contracts. Prior to Closing, Seller shall terminate all Contracts affecting or relating to the Property, other than Contracts that constitute Permitted Exceptions.

5.6  Title. Except as expressly permitted or required under this Agreement, prior to Closing, Seller shall not cause or voluntarily permit any change in title to the Property or any Encumbrance against title to the Property.

5.7  Updates to Representations. Prior to Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller’s representations or warranties under this Agreement. Such representations and warranties shall automatically be deemed modified to reflect all information actually known to Purchaser prior to the Contract Date, including information contained in all third-party due diligence reports prepared at the direction of Purchaser.

5.8  Satisfaction of Conditions. Prior to Closing, Seller and Purchaser shall each use good faith, commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 6.

5.9  Tax Deferral. At or prior to Closing, Seller shall pay (or shall cause BNA to pay) all real estate taxes deferred by the District pursuant to the Tax Deferral Agreement, together with any interest, penalties and other amounts payable in connection therewith.

5.10  Crystal City Agreement: Seller shall perform the obligations of Crystal City Purchaser under the Crystal City Agreement. Purchaser shall cause Crystal City Seller to perform the obligations of Crystal City Seller under the Crystal City Agreement.

5.11  Adjacent Agreement: Seller shall perform its obligations under the Adjacent Agreement. Purchaser shall cause Adjacent Purchaser to perform its obligations under the Adjacent Agreement.

5.12  Access for Marketing: Prior to Closing, Purchaser shall have the right, upon reasonable prior notice to Seller and during normal business hours, to show the Improvements to prospective tenants, investors and other interested parties.

5.13  Pre-Development Activities. Prior to Closing, Purchaser shall have the right to apply for and pursue the following: (i) a planned unit development designation, variances or other zoning relief affecting all or any portion of the Property and/or the Adjoining Property, (ii) the subdivision of the Property and/or the Adjoining Property into one or more record lots or assessment and taxation lots, and (iii) such other land use, development and construction permits and approvals as may be required in connection with Purchaser’s planned redevelopment of the Property and/or the Adjoining Property. All costs in connection with any such proceedings shall be borne by Purchaser. Seller shall, at Purchaser’s expense, cooperate with Purchaser in such manner as Purchaser may reasonably request in connection with such proceedings. To the extent required by applicable Legal Requirements, Seller, as the owner of the Property, shall execute or join in any documents required in connection with the foregoing (including applications for planned unit development designation, variances or other zoning relief), provided that (a) Seller shall not be exposed to any liability as a result thereof (or shall be indemnified by Purchaser for any such liability) and (b) the proposed action shall not impose any obligations of any kind on Seller nor adversely affect the Property prior to Closing.

ARTICLE 6.   CONDITIONS TO CLOSING

6.1  Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

6.1.1  Each of Seller’s representations and warranties set forth in this Agreement (as modified by all modifications and updates expressly permitted by Article 3 or the second sentence of Section 5.7) shall be correct in all material respects as of the Closing Date.

6.1.2  Seller shall have performed all of its material obligations under this Agreement required at or prior to Closing.

6.1.3  The Title Company shall be prepared to issue to Purchaser, immediately upon consummation of Closing, an Owner’s Policy of Title Insurance consistent with the Title Commitment, at standard rates and in an amount equal to the Purchase Price paid by Purchaser at Closing.

6.1.4  Unless the Crystal City Agreement has been terminated as a result of a default by Crystal City Seller thereunder, Closing shall have occurred, or shall concurrently be occurring, under the Crystal City Agreement.

6.1.5  Closing shall have occurred, or shall concurrently be occurring, under the Adjacent Agreement.

6.2  Failure of Purchaser’s Condition. In the event of the failure of any condition set forth in Section 6.1.1 through 6.1.5, Purchaser, at its sole election, may (i) terminate this Agreement and (subject to the last sentence of this Section 6.2) receive a return of the Deposit, (ii) waive the condition and proceed to Closing, or (iii) extend the date for Closing for such additional period of time (not to exceed one hundred twenty (120) days in the aggregate for all such extensions) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this Section 6.2 shall affect Purchaser’s rights or remedies under Section 8.3 with respect to any breach of this Agreement by Seller.

6.3  Seller’s Conditions to Closing. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

6.3.1  Each of Purchaser’s representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date.

6.3.2  Each of Purchaser’s representations and warranties set forth in this Agreement shall be correct in all material respects as if made by Purchaser’s Designee as of the Closing Date.

6.3.3  Purchaser shall have performed all of its material obligations under this Agreement required at or prior to Closing.

6.3.4  Unless the Crystal City Agreement has been terminated as a result of a default by Crystal City Purchaser thereunder, Closing shall have occurred, or shall concurrently be occurring, under the Crystal City Agreement.

6.3.5  Closing shall have occurred, or shall concurrently be occurring, under the Adjacent Agreement.

6.4  Failure of Seller’s Condition. In the event of the failure of any condition precedent set forth in Section 6.3.1 to 6.3.5, Seller, at its sole election, may (i) terminate this Agreement, in which event the Deposit (subject to the last sentence of this Section 6.4) shall be returned to Purchaser, (ii) waive the condition and proceed to Closing, or (iii) extend the date for Closing for such additional period of time (not to exceed one hundred twenty (120) days in the aggregate for all such extensions) as may be reasonably required to allow Purchaser to satisfy such condition. Nothing set forth in this Section 6.4 shall affect Seller’s rights or remedies under Section 8.2 with respect to any breach of this Agreement by Purchaser.

ARTICLE 7.   CLOSING

7.1  Closing. Closing shall be held on the date that closing is required to occur under the Crystal City Agreement (including any extensions of closing thereunder), but not earlier than December 1, 2006.

7.1.1  Closing shall be conducted through an escrow with Escrow Agent. Seller and Purchaser shall execute (or cause their counsel to execute) such additional instructions to Escrow Agent as may be required in connection therewith.

7.1.2  Pre-closing (“Pre-Closing”) shall be held at the Washington, D.C., offices of DLA Piper Rudnick Gray Cary US LLP on the business day immediately preceding the scheduled date for Closing. At Pre-Closing, Seller and Purchaser shall execute and deliver to Escrow Agent all documents and deliveries required under Sections 7.2 and 7.3, other than the Settlement Statement and payment of the amounts required to be paid at Closing. Seller and Purchaser shall complete and execute the Settlement Statement, and Seller and Purchaser shall pay the amounts required to be paid at Closing to Escrow Agent at Closing by wire transfer of immediately available funds, such that the amounts due to or on behalf of Seller pursuant to the Settlement Statement shall be wire transferred into a bank account or accounts designated by Seller no later than 3:00 p.m. local time at the Property on the Closing Date.

7.1.3  Unless Closing under the Crystal City Agreement shall have been extended pursuant to Section 7.1.2.2 of the Crystal City Agreement, Seller shall have the right, in Seller’s sole but reasonable discretion, to continue for a limited period as described below to occupy the portions of the Land and Improvements occupied by Seller immediately prior to Closing (“Seller Premises”) in order to accommodate Seller’s move to the Crystal City Property. If Seller shall exercise such right, then at Closing, Purchaser, as landlord, and Seller, as tenant, shall execute a lease (“Seller Lease”) of the Seller Premises. The Seller Lease shall (i) provide for rental per square foot equal to the rental per square foot (including real estate taxes and operating expense passthroughs), taking into account a monthly rent set-off in the amount of $27,830.40, then payable under the terms of the EBG Lease, (ii)  provide that Seller accepts the Seller Premises in an “as is” condition on the Closing Date, (iii) provide for a term commencing on the Closing Date and expiring on a date designated by Seller that is not later than the earlier of (x) ninety (90) days after the Closing Date or (y) such date (which shall not be less than thirty (30) days after the Closing Date) as may be required by Purchaser in order to accommodate a new third party tenant or to commence redevelopment activities, and (iv) otherwise be in substantially the same form as the Charles E. Smith Commercial Realty standard form of office lease, with such changes thereto as Seller and Purchaser, each acting reasonably and in good faith, shall mutually agree upon.

7.1.4  Except as otherwise provided in Section 7.1.2.1 of the Crystal City Agreement, Seller shall surrender the Land and Improvements at Closing (or, if applicable, the expiration of the Seller Lease) and shall, at its sole cost and expense, remove from the Land and Improvements all equipment, furniture, furnishings, appliances, tools, machinery, supplies and other tangible personal property owned or leased by Seller other than the Personal Property.

7.2  Seller’s Closing Deliveries. At or prior to Closing, Seller shall deliver to Escrow Agent the following:

7.2.1  The Deed (“Deed”) in the form of Exhibit A, conveying fee title to the Land and Improvements to Purchaser, duly executed and acknowledged by Seller, and dated as of the Closing Date.

7.2.2  The Bill of Sale (“Bill of Sale”) in the form of Exhibit B, conveying all of Seller’s right, title and interest in the Personal Property to Purchaser, duly executed by Seller, and dated as of the Closing Date.

7.2.3  The Assignment (“Assignment”) in the form of Exhibit C, assigning all of Seller’s right, title and interest in the Leases, Contracts and Intangible Property to Purchaser, duly executed by Seller, and dated as of the Closing Date.

7.2.4  If Seller has exercised its right to continue to occupy the Seller Premises following Closing, the Seller Lease, duly executed by Seller, and dated as of the Closing Date.

7.2.5  A certificate, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date (or noting any exceptions).

7.2.6  A title affidavit, in customary form reasonably satisfactory to the Title Company and Seller, duly executed by Seller.

7.2.7  An affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that Seller is not a foreign person within the meaning of the Code.

7.2.8  Such evidence of the power and authority of Seller to consummate the transactions described in this Agreement as may be reasonably required by Purchaser or Title Company.

7.2.9  A written direction to Escrow Agent to disburse the Deposit to Seller in accordance with Section 8.1.2.1.

7.2.10  To the extent within the possession or under the control of the Seller, originals of the Leases, Contracts and Intangible Property.

7.2.11  A Settlement Statement in accordance with Section 10.1, duly executed by Seller.

7.2.12  Notices to the tenants under all Leases, and to vendors under all Contracts, informing them of the change in ownership of the Property.

7.2.13  Such other documents and instruments as are customary and as may be reasonably requested by Purchaser, Escrow Agent or Title Company, to effectuate the transactions contemplated by this Agreement.

7.3  Purchaser’s Closing Deliveries. At or prior to Closing, Purchaser shall deliver to Escrow Agent the following:

7.3.1  The Assignment, duly executed by Purchaser or Purchaser’s Designee, and dated as of the Closing Date.

7.3.2  If Seller has exercised its right to continue to occupy the Seller Premises following Closing, the Seller Lease, duly executed by Purchaser or Purchaser’s Designee, and dated as of the Closing Date.

7.3.3  A certificate, duly executed by Purchaser, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date (or noting any exceptions).

7.3.4  A certificate from Purchaser’s Designee, duly executed by Purchaser’s Designee, confirming that Purchaser’s representations and warranties set forth in the Agreement are correct in all material respects as if made by such Purchaser’s Designee on the Closing Date (or noting any exceptions).

7.3.5  Such evidence of the power and authority of Purchaser and Purchaser’s Designee to consummate the transactions described in this Agreement as may be reasonably required by Seller or Title Company.

7.3.6  A written direction to Escrow Agent to disburse the Deposit to Seller in accordance with Section 8.1.2.1.

7.3.7  The balance of the Purchase Price, as adjusted pursuant to Article 10.

7.3.8  A Settlement Statement in accordance with Section 10.1, duly executed by Purchaser or Purchaser’s Designee.

7.3.9  Such other documents and instruments as are customary and as may be reasonably requested by Seller, Escrow Agent or Title Company to effectuate the transactions contemplated by this Agreement.

7.4  Closing Costs. All transfer and recordation taxes imposed upon the recordation of the Deed and all escrow or settlement fees of Escrow Agent shall be borne equally by Seller and Purchaser. Seller and Purchaser shall each bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement. Purchaser shall pay all costs of Purchaser’s due diligence investigations of the Property, title insurance premiums and costs, and costs of the Survey. Any other closing costs shall be borne by the parties in accordance with custom for transactions similar to the transactions described herein in the District of Columbia.

7.5  Indemnification.

7.5.1  Subject to any express provisions of this Agreement to the contrary, from and after Closing, Seller hereby agrees to indemnify Purchaser, Purchaser’s Designee, and their respective trustees, directors, officers, employees, partners, members and affiliates (collectively, “Purchaser Indemnified Parties”), and to hold Purchaser Indemnified Parties harmless from and against, any and all Damages paid or incurred by Purchaser Indemnified Parties due to (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any breach of any covenant made by Seller in this Agreement, (iii) liabilities to any third party, including liabilities under the Leases, that are based upon any matter relating to the use, maintenance, operation or construction of the Property occurring prior to the Closing Date (except to the extent that Purchaser receives a credit therefor at Closing), and (iv) any liability of Seller, BNA or the Property under the Tax Deferral Agreement.

7.5.2  Subject to any express provisions of this Agreement to the contrary, from and after Closing, Purchaser hereby agrees to indemnify Seller and its trustees, directors, officers and employees, partners, members and affiliates (collectively, “Seller Indemnified Parties”), and to hold Seller Indemnified Parties harmless from and against, any and all Damages paid or incurred by Seller Indemnified Parties due to (i) any breach of any representation or warranty made by Purchaser or Purchaser’s Designee in this Agreement, (ii) any breach of any covenant made by Purchaser or Purchaser’s Designee in this Agreement, (iii) any obligations with respect to which Purchaser receives a credit at Closing, to the extent of such credit, and (iv) liabilities to any third party, including liabilities under the Leases, that are incurred by any Seller Indemnified Party based upon any matter relating to the use, maintenance, operation or construction of the Property occurring on or after the Closing Date.

7.5.3  The obligations of Seller under Section 7.5.1 shall not extend to (i) any Damages arising out of the alleged presence at, or release or disposal from the Property of any Hazardous Substance, or the alleged violation of any Environmental Laws, (ii) any Damages arising out of a violation of any Legal Requirement with respect to the physical condition, maintenance or improvement of the Property (including zoning and building codes and the Americans with Disabilities Act) which exists on or before the Closing Date, or (iii) any Damages arising out of the state of the physical condition, maintenance or improvement of the Property on or before the Closing Date, except (in the case of this clause (iii) only) Damages for the death of or injury to third parties, or damage to property other than the Property. The obligations of Seller under Section 7.5.1 (except with respect to the Tax Deferral Agreement) and of Purchaser under Section 7.5.2 shall not extend to (a) any consequential or punitive damages, (b) any loss or diminution of value in the Property (except in the case of a breach of a representation or warranty by Seller), or (c) any Damages that are not payable to third parties (except in the case of a breach of a representation or warranty by Seller).

7.5.4  Notwithstanding anything to the contrary in this Agreement, Seller’s liability under Section 7.5.1 shall not exceed, in the aggregate together with Seller’s liability under Section 7.5.1 of the Adjacent Agreement, an amount equal to Five Million Dollars ($5,000,000.00), except for liability based upon actual fraud on the part of Seller. The foregoing limitations shall not be applicable to Seller’s indemnity obligations with respect to the Tax Deferral Agreement.

7.5.5  Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Section 7.5, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims. The indemnified party shall afford the indemnifying party full opportunity to defend such claims, using counsel reasonably acceptable to the indemnified party, in the name of the indemnified party and generally shall cooperate with the indemnifying party in the defense of such claim, provided that no such matter shall be settled without the prior written consent of the indemnified party.

7.5.6  This Section 7.5 shall survive Closing indefinitely, except that Seller’s indemnification of Purchaser pursuant to Section 7.5.1 shall terminate on the date that is one (1) year after the Closing Date. From and after Closing, the indemnification provisions in this Section 7.5 shall be the exclusive remedies of Seller and Purchaser in connection with any of the matters described in this Section 7.5 and the transaction described in this Agreement, and each party hereby waives and releases and other rights or remedies it may have under applicable law or at equity in connection therewith. The foregoing limitations shall not be applicable to Seller’s indemnity obligations with respect to the Tax Deferral Agreement, which shall survive Closing without limitation as to time.

7.6  Survival.

7.6.1  Except where this Agreement expressly provides for a longer period, the representations, warranties, covenants and indemnities of Seller and Purchaser set forth in this Agreement shall survive Closing until the date that is one (1) year after the Closing Date, and any action on any such representation, warranty, covenant or indemnity must be instituted on or before such date.

7.6.2  Notwithstanding any other provision of this Agreement, if at or prior to Closing Purchaser obtains actual knowledge that any representation or warranty of Seller under this Agreement (as the same is modified pursuant to Section 5.7) is inaccurate in any respect, but nonetheless proceeds to Closing, Purchaser shall be deemed to have waived any right to make a claim arising out of such inaccuracy.

ARTICLE 8.   ESCROW, DEFAULT, REMEDIES

8.1  Escrow Terms.

8.1.1  Escrow Agent shall promptly give notice to Purchaser and Seller upon its receipt of any portion of the Deposit from Purchaser in accordance with this Agreement. Escrow Agent shall invest the Deposit (if in cash) in overnight repurchase obligations secured by United States obligations through such bank as Escrow Agent may elect and shall be approved by Purchaser and Seller. Escrow Agent shall not be liable for any loss of such investment (unless due to Escrow Agent’s gross negligence or willful misconduct). All interest on the Deposit shall be treated by Escrow Agent for income tax purposes as earned by Purchaser, and Purchaser shall provide its tax identification number to Escrow Agent for this purpose.

8.1.2  Escrow Agent shall deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

8.1.2.1  At Closing, the Deposit shall be delivered to Seller (if in cash) or Purchaser (if a Letter of Credit) upon receipt by Escrow Agent of a statement executed by Seller and Purchaser that the Deposit may be so released; or

8.1.2.2  The Deposit shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller, stating that Purchaser has defaulted in the performance of its obligations under this Agreement and specifying the Section of this Agreement which entitles Seller to receive the Deposit, but only if Purchaser shall not have given written notice of objection in accordance with Section 8.1.3; or

8.1.2.3  The Deposit shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, but only if Seller shall not have given written notice of objection in accordance with Section 8.1.3; or

8.1.2.4  The Deposit shall be delivered as directed by joint written instructions of Seller and Purchaser.

8.1.3  Upon the filing of a written demand for the Deposit by Seller or Purchaser pursuant to Section 8.1.2.2 or 8.1.2.3, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving notice of such objection to Escrow Agent at any time within five (5) business days after such party’s receipt of notice from Escrow Agent, but not thereafter. Failure to deliver such objection notice within such period shall be deemed to be a waiver of such party’s right to object to Escrow Agent’s compliance with such demand. Such objection notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. The foregoing five (5) business day period does not constitute a cure period in which either Seller or Purchaser, as the case may be, shall be required to accept tender of cure of any default under this Agreement. If the Deposit is in the form of the Letter of Credit, then Escrow Agent shall draw upon the same prior to the release of the Deposit to Seller, and Seller and Purchaser hereby irrevocably direct Escrow Agent to effectuate such draw.

8.1.4  If Escrow Agent shall have received the notice of objection provided for in Section 8.1.3 within the time therein prescribed, Escrow Agent shall continue to hold the Deposit until (i) Escrow Agent receives written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (ii) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder (but in no event disbursing the Deposit to either Seller or Purchaser), including depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party. If the Deposit is in the form of the Letter of Credit, then Escrow Agent shall draw upon the same prior to the delivery of the Deposit to the clerk of court, and Seller and Purchaser hereby irrevocably direct Escrow Agent to effectuate such draw. Seller and Purchaser shall execute such documents as may be necessary to cause Escrow Agent to effectuate such draw.

8.1.5  Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification or termination of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel, including all of Escrow Agent’s fees and expenses with respect to any interpleader action pursuant to Section 8.1.4) incurred in connection with this Agreement, and such liability shall be joint and several; provided that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to continue to hold the Deposit pursuant to Section 8.1.4, and may decline to take any other action.

8.1.6  Escrow Agent shall have the right at any time to resign upon ten (10) business days prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice from Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company to act as its successor hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit to any successor selected hereunder, provided such successor shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor shall become the Escrow Agent for all purposes under this Section 8.1 and shall have all of the rights and obligations of the Escrow Agent under this Section 8.1, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

8.1.7  If the Deposit is in the form of the Letter of Credit, then not later than the date that is thirty (30) days prior to the expiration of such Letter of Credit, Purchaser shall cause such Letter of Credit to be extended or replaced with another Letter of Credit that satisfies the requirements of this Agreement. If Purchaser fails to so extend or replace such Letter of Credit by such date, then Escrow Agent shall draw upon the same and hold the proceeds of such draw as the Deposit hereunder, and Seller and Purchaser hereby irrevocably direct Escrow Agent to effectuate such draw. Seller and Purchaser shall execute such documents as may be necessary to cause Escrow Agent to effectuate such draw. If either party disputes the release of the Deposit to the other pursuant to Section 8.1.3, then if the Deposit is in the form of the Letter of Credit, Escrow Agent is hereby irrevocably directed to draw upon the Letter of Credit and hold the proceeds of such draw as the Deposit.

8.2  Purchaser’s Default. If Purchaser defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Sections 6.3.1 through 6.3.4 is not satisfied and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within fifteen (15) days after Seller has given Purchaser written notice of the same, then Seller shall have the right to terminate this Agreement by written notice to Purchaser, and upon such termination Escrow Agent shall, subject to Sections 8.1.3 and 8.1.4, pay the Deposit to Seller. In addition, if Seller, on or before the date that is three (3) years after the date on which this Agreement terminates pursuant to this Section 8.2 (“Outside Date”), sells the Property to a third party purchaser (“Successor Purchaser”) for a gross purchase price that is less than the Purchase Price, then not later than thirty (30) days following receipt by Purchaser of the documentation provided by Seller in accordance with this Section 8.2, Purchaser shall pay to Seller an amount (“Sales Price Damages”) equal to the difference between the Purchase Price and the gross purchase price paid by the Successor Purchaser. Seller shall provide Purchaser with correct and complete copies of all documentation reasonably requested by Purchaser in connection with the determination of the Sales Price Damages. If Seller also sells the Adjacent Property on or before the Outside Date then the “Sales Price Damages” collectively payable by Purchaser and Adjacent Purchaser under this Agreement and the Adjacent Agreement shall be calculated on an aggregate basis. In no event shall the Sale Price Damages under this Agreement and the Adjacent Agreement exceed in the aggregate $11,000,000. The amount of the Deposit plus the amount, if any, of the Sales Price Damages, shall be full and complete liquidated damages, and the exclusive and sole right and remedy of Seller, and neither party shall have any further obligations or liabilities to the other party under this Agreement, except for obligations that expressly survive termination of this Agreement. Purchaser acknowledges that Seller’s actual damages caused by Purchaser’s default in its obligation to proceed to Closing would be difficult to determine precisely and that the amount of the Deposit, together with the amount, if any, of the Sales Price Damages, as liquidated damages, is a fair and reasonable approximation. Seller hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Purchaser’s default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any conditions set forth in Sections 6.3.1 through 6.3.4 not being satisfied, except for the damages described in this Section 8.2. This Section 8.2 shall survive any termination of this Agreement.

8.3  Seller’s Default. If Seller defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.1.1, 6.1.2 or 6.1.4 is not satisfied and Purchaser elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within fifteen (15) days after Purchaser has given Seller written notice of the same, then Purchaser shall be entitled, as its sole remedy, to either (i) specific performance of this Agreement, provided that any action for specific performance must be initiated no later than sixty (60) days after the date that Closing is otherwise required to occur under this Agreement, or (ii) terminate this Agreement by written notice to Seller, and upon such termination Escrow Agent shall, subject to Sections 8.1.3 and 8.1.4, return the Deposit to Purchaser and neither party shall have any further obligations or liabilities to the other party under this Agreement, except for obligations that expressly survive termination of this Agreement, provided that if specific performance is not available to Purchaser due to an intentional act of Seller, then in addition to terminating this Agreement, Purchaser shall be entitled to reimbursement by Seller of Purchaser’s out-of-pocket costs actually expended in connection with the transaction contemplated by this Agreement in an aggregate amount not to exceed the amount of the Deposit. Purchaser hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Seller’s default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any conditions set forth in Sections 6.1.1, 6.1.2 or 6.1.4 not being satisfied, except as expressly set forth in this Section 8.3. This Section 8.3 shall survive any termination of this Agreement.

8.4  District Agreement.

8.4.1  On the Contract Date, Crystal City Seller and Crystal City Purchaser are executing the Crystal City Agreement for the sale by the Crystal City Seller to Crystal City Purchaser of the Crystal City Property. This Agreement and the Crystal City Agreement shall be subject to the provisions of the Exchange Agreement.

8.4.2  Any default by Crystal City Purchaser under the Crystal City Agreement shall constitute a default by Seller under this Agreement. Any default by the Crystal City Seller under the Crystal City Agreement shall constitute a default by Purchaser under this Agreement.

8.5  Adjacent Agreement. Closing on the sale of the Property pursuant to this Agreement and closing on the sale of the Adjacent Property pursuant to the Adjacent Agreement shall occur concurrently. In no event shall Seller be obligated to sell the Property nor shall Purchaser be required to purchase the Property without the concurrent Closing of the sale or purchase, respectively, of the Adjacent Property. Any default by Adjacent Purchaser under the Adjacent Agreement shall constitute a default by Purchaser under this Agreement. Any default by Seller under the Adjacent Agreement shall constitute a default by Seller under this Agreement. If the Adjacent Agreement is terminated for any reason prior to Closing, this Agreement shall terminate automatically, the Deposit shall be delivered to the party entitled to receive the Deposit (as defined under the Adjacent Agreement) under the Adjacent Agreement, and neither party shall have any further obligations or liabilities to the other party under this Agreement, except for obligations that expressly survive termination of this Agreement.

ARTICLE 9.   CASUALTY AND CONDEMNATION

9.1  Notice to Purchaser. Seller shall give Purchaser prompt written notice of (i) any pending or threatened condemnation affecting the Property prior to Closing, upon becoming aware of the same, and (ii) any fire or other casualty occurring prior to Closing that affects the Property and that is reasonably estimated by Seller, acting reasonably and in good faith, to cost more than $10,000.00 to repair.

9.2  Minor Condemnation. If, prior to Closing, a proceeding for condemnation is commenced against all or any portion of Property, and such proceeding does not materially adversely affect the use, occupancy or redevelopment of the Property, as reasonably determined by Seller and Purchaser, each acting reasonably and in good faith, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all condemnation awards payable to Seller (other than any portion of such awards in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), and Seller shall have no obligation to repair or restore the Property.

9.3  Major Condemnation. If, prior to Closing, a proceeding for condemnation is commenced against all or any portion of Property, and such proceeding is not covered by Section 9.2, then Purchaser shall have the right, upon notice in writing to Seller delivered within ten (10) days after Seller gives Purchaser notice of such condemnation, to terminate this Agreement, whereupon this Agreement shall terminate, Escrow Agent shall return the Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Purchaser does not timely elect to terminate this Agreement, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all condemnation awards payable to Seller (other than any portion of such awards in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), and Seller shall have no obligation to repair or restore the Property.

9.4  Casualty. If, prior to Closing, the Property is damaged by fire or other casualty, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all fire or other casualty insurance proceeds payable to Seller (other than any portion of such proceeds in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), plus the amount of any deductible, and Seller shall have no obligation to repair or restore the Property. Notwithstanding the foregoing, Seller shall be obligated to undertake such repair and restoration as may be required (i) under the terms of the Leases, and (ii) in any event, to safeguard the Property.

9.5  Insurance. Prior to Closing, Seller shall maintain, at its cost, “broad form/special perils” insurance with respect to the Improvements in an amount equal to 100% of the replacement cost thereof.

ARTICLE 10.  PRORATIONS

10.1  Prorations Generally. Seller and Purchaser shall receive debits and credits against the Purchase Price pursuant to this Article 10. In the case of any adjustment to be made at Closing, such adjustment shall be set forth on a settlement statement (“Settlement Statement”) executed by Seller and Purchaser, and the portion of the Purchase Price payable pursuant to Section 2.2.2.3 shall be increased or decreased to reflect such adjustment. In the case of any adjustment to be made after Closing, Purchaser and Seller shall make such adjustment by payment of immediately available funds to the other party within five (5) days of the date such adjustment is determined.

10.2  Governmental Charges. Real estate taxes, personal property taxes, and any other governmental assessments for the tax year(s) in which Closing occurs shall be apportioned between Seller and Purchaser as of the Apportionment Time.

10.3  Rents under Leases. All rents and other charges (including base rent, percentage rent, expense reimbursement rent and any additional rent) under Leases (collectively, “Rents”) shall be apportioned in accordance with the following provisions:

10.3.1  All Rents which were earned and attributable to the period prior to the Closing Date shall be retained by Seller to the extent that such Rents have been collected prior to the Closing Date. Rents earned and attributable to the period beginning on the Closing Date and thereafter will be paid to Purchaser directly by the tenants or licensees, or if received by Seller prior to Closing shall be credited to Purchaser at Closing.

10.3.2  All Rents received on or after the Closing Date by Purchaser in respect of any Lease shall be applied first to sums due under such Lease attributable to the period beginning on the Closing Date through the last day of the month in which such sums were received. Thereafter, any remaining sums shall be promptly paid to Seller to the extent of any Rent owing to Seller under the applicable Lease for periods prior to the Closing Date. All Rents received by Seller after Closing, whether attributable to the period prior to or after the Closing Date, shall be deemed to be held in trust by Seller for Purchaser and shall be promptly delivered to Purchaser by Seller for application as provided in this Section.

10.3.3  Any customary and actual, direct out of pocket costs incurred by Purchaser in collection of delinquent Rents shall be deducted by Purchaser prior to the payment to Seller on account of delinquent Rents. Purchaser shall not modify any Lease in such a way to affect the amounts of Rents that may be due to Seller. Seller shall have the right to contact tenants to request payment of delinquent rentals after the Closing Date and to institute legal proceedings, at Seller’s sole expense, to collect and retain such delinquent Rents, but not to evict such tenants.

10.3.4  Reconciliations of taxes, insurance charges and other expenses owed by tenants and licensees under Leases for the calendar year (or fiscal year if different from the calendar year) in which Closing occurs shall be prepared by Purchaser with the cooperation of Seller within one hundred twenty (120) days following the end of such year in accordance with the requirements set forth in the Leases and as provided in this Section 10.3.4. For those Leases in which tenant pays a proportionate share of taxes, insurance charges or other expenses over a base year amount or expense stop, the proration of the amount received from such tenant over such base year amount or expense stop shall be calculated based on the total amount of such expenses for the Property incurred by each of Seller and Purchaser reduced by the base year amount allocated evenly for the portion of the year each owns the Property. The base year amount will be prorated between the parties based on the number of days each party owned the Property during such year. For Leases which do not have a base year amount or expense stop, the proration between the parties of income received from tenants from reconciliations of expenses under the Leases shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property.

10.3.5  Purchaser shall receive a credit for any cash security deposit actually posted by the tenant under any Lease, except to the extent that such security deposit has been applied by Seller prior to the Closing Date in accordance with the terms of the applicable Lease. Seller and Purchaser shall cooperate to transfer to Purchaser any security deposit posted by the tenant under any Lease that is in a form other than cash.

10.3.6  Purchaser shall receive the following credits with respect to the Landlord’s obligations under the Ninth Amendment to Office Lease dated as of June 30, 2004 (“9th Amendment”), between Seller and EBG: (i) to the extent that such amounts have not previously been paid to or applied against rent payable by EBG, a credit in the total amount of all rent credits provided under Section 5(b) of the 9th Amendment, plus (ii) to the extent that Seller has not previously paid EBG for all amounts reimbursable by the Landlord under Section 7(b) of the 9th Amendment, a credit in the amount of Seller’s and Purchaser’s good faith estimate of all remaining reimbursable amounts thereunder, plus (iii) to the extent that Seller has not previously paid EBG for all amounts payable by the Landlord under Section 7(c) of the 9th Amendment, a credit in the amount of all remaining amounts payable thereunder. To the extent permitted under the EBG Lease, at Purchaser’s option, which may be exercised at any time prior to Closing, all or any portion of such amounts shall be paid to EBG out of Seller’s proceeds at Closing.

10.4  Contracts. All amounts payable under the Contracts shall be apportioned between Seller and Purchaser as of the Apportionment Time.

10.5  Utilities. Water, sewer, fuel, electricity, gas and other utilities shall be apportioned between Seller and Purchaser as of the Apportionment Time.

10.6  Deposits. Seller shall receive a credit for all deposits made by or on behalf of Seller as of the Apportionment Time as security under any Contract, utility, public service or other arrangement to the extent the same remains on deposit for the benefit of Purchaser.

10.7  Permits. Seller shall receive a credit for prepaid fees for any permits that are assigned to Purchaser.

10.8  Tax Appeals.

10.8.1  If any appeal of any taxes or assessments is pending as of the Closing Date with respect to any tax period that has closed prior to the Closing Date, Seller shall be entitled to receive any rebate or credit resulting from such appeal, and shall pay all expenses of prosecuting such appeal.

10.8.2  If any appeal of any taxes or assessments is pending as of the Closing Date with respect to the period in which the Closing Date occurs (“Current Year Tax Appeal”), such taxes or assessments shall be re-prorated between Seller and Purchaser as of the Apportionment Time in accordance with the results of such Current Year Tax Appeal. Seller shall consider in good faith any request by Purchaser to initiate a Current Year Tax Appeal. Seller and Purchaser shall cooperate in the prosecution of each Current Year Tax Appeal. All third party costs and fees incurred in connection with any Current Year Tax Appeal, including legal fees and expenses, shall be paid by Seller to the extent due and payable prior to the Closing Date, and shall be paid by Purchaser to the extent due and payable on or after the Closing Date, but upon completion of the Current Year Tax Appeal, all such costs and fees shall be prorated between Purchaser and Seller in the same proportion as they bear re-prorated taxes and assessments.

10.9  Transaction Taxes. Seller shall be responsible for its federal and state income, franchise and similar taxes applicable to the transactions contemplated by this Agreement. Purchaser shall be responsible for any bulk sales taxes, personal property sales taxes, and similar taxes applicable to the transactions contemplated by this Agreement.

10.10  Disputes with Respect to Adjustments. If Seller and Purchaser, each acting reasonably and in good faith, cannot resolve any issue with respect to the adjustments described in this Article 10, they shall submit such issue for binding resolution by a nationally recognized accounting firm mutually acceptable to both parties (“Accounting Firm”). The parties shall bear equally all fees and expenses of the Accounting Firm in connection with the resolution of such issue, and each party shall bear its own legal, accounting and other fees and expenses incurred in connection with the resolution of the issue by the Accounting Firm. Such resolution shall be final and binding on the parties and judgment may be entered upon such resolution in any court having jurisdiction thereof. Seller and Purchaser agree that the proceeding described in this Section 10.10 shall be conducted in the District of Columbia.

10.11  Interest on Amounts Owed. Any amount that is payable by Seller or Purchaser to the other pursuant to this Article 10 and not paid when due shall bear interest from the date due until paid at the rate of ten percent (10%) per annum.

10.12  Survival. This Article 10 shall survive Closing.

ARTICLE 11.  MISCELLANEOUS

11.1  Assignment. Neither Seller nor Purchaser shall assign this Agreement without the consent of the other. Notwithstanding the foregoing, without Seller’s consent, Purchaser shall have the right to assign the right to receive the Property at Closing to another Person (“Purchaser’s Designee”), subject to the following conditions:  (i) such Purchaser’s Designee is a direct or indirect wholly-owned subsidiary of Vornado; (ii) Purchaser shall give notice to Seller no later than ten (10) business days prior to the date set for Closing of the identity of Purchaser’s Designee; and (iii) such assignment shall not adversely affect any Exchange or delay or otherwise adversely affect Closing. Upon any such assignment, Purchaser’s Designee shall be deemed to have assumed for the benefit of Seller all obligations of Purchaser under this Agreement, the Access Agreement and the Confidentiality Agreement, but such assignment shall not relieve Purchaser of its obligations under this Agreement, the Access Agreement and the Confidentiality Agreement.

11.2  Notices. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or by facsimile. All notices shall be addressed as follows:

If to Purchaser:

Vornado Realty L.P.
888 Seventh Avenue
New York, New York 10019
Attn: Joseph Macnow
Phone: (212) 894-7066
Fax: (212) 843-2198

with a copy to:

Gregory R. Redding, Esquire
Vice President and Division Counsel
Charles E. Smith Real Estate Services L.P.
2345 Crystal Drive, Suite 1000
Arlington, Virginia 22202
Phone: (703) 769-1840
Fax: (703) 769-1301

and with a copy to:

Michael D. Goodwin, Esq.
Arnold & Porter LLP
555 12th Street, N.W.
Washington, D.C. 20004
Phone: (202) 942-5558
Fax: (202) 942-5999

If to Seller:

BNA Washington Inc.

1231 25th Street, NW

Washington, DC 20037
Attention: Eunice Bumgardner
Phone: (202) 736-3916
Fax: (202) 973-3707

with a copy to:

Robb Johnson
Senior Vice President
Staubach
8484 Westpark Drive, Suite 150
McLean, Virginia 22102
Phone: (703) 448-3555
Fax: (703) 448-6685

and

Jay Epstien, Esquire
DLA Piper Rudnick Gray Cary US LLP
1200 19th Street, N.W.
Washington, D.C. 20036
Phone: (202) 861-3850
Fax: (202) 689-7450

If to Escrow Agent:

Commercial Settlements, Inc.
1015 15th Street, N.W., Suite 300
Washington, D.C. 20005
Attn: David P. Nelson
Phone: (202) 737-4747
Fax: (202) 737-4108

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered, sent by recognized overnight delivery service, or sent by certified or registered mail, postage prepaid, with return receipt requested, or upon electronically verified transmission, if such delivery is by facsimile.

11.3  Waiver of Jury Trial; Jurisdiction. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated by this Agreement. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the District of Columbia, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

11.4  Counterparts and Effectiveness. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Agreement by facsimile shall be sufficient for all purposes and shall be binding on any Person who so executes.

11.5  Brokerage. Seller represents to Purchaser that other than The Staubach Company - Northeast, Inc. (“Seller’s Broker”), no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement. Purchaser represents to Seller that no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement. At Closing, Seller shall pay to Seller’s Broker a commission pursuant to a separate agreement. Purchaser and Seller each shall indemnify and hold the other harmless from claims made by any broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement, and such indemnity shall survive Closing without limitation as to time. The indemnification obligations set forth in this Section 11.5 shall survive Closing or any termination of this Agreement.

11.6  Confidentiality. Purchaser and Seller shall each maintain as confidential any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing for a period of one (1) year. Purchaser and Seller shall each maintain as confidential the terms of this Agreement and such obligation shall survive any termination of this Agreement, but shall terminate at Closing. Purchaser shall maintain as confidential any and all information and material about the Property which is furnished to it by or on behalf of Seller, and such obligation shall survive any termination of this Agreement but shall terminate at Closing. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 11.6, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other party, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other party which is not prohibited from disclosing the same. Notwithstanding the foregoing, (i) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, and to potential investors or lenders, in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 11.6, (ii) each of Purchaser and Seller may disclose confidential information to the extent required by applicable law or the rules of any applicable securities exchange, and (iii) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

11.7  Bulk Sales Compliance. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transactions contemplated by this Agreement, and Seller and Purchaser agree to rely upon the adjustment provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale requirements.

11.8  Public Announcements. Prior to Closing, each party shall notify the other and provide the other with an opportunity to comment on any proposed form of press release or other written disclosure with respect to this Agreement or the transactions contemplated by this Agreement not less than twenty-four (24) hours prior to such proposed disclosure.

11.9  Recordation. Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in the land records of any jurisdiction.

11.10  Time of Essence. Time is of the essence with respect to the performance of all obligations, and the exercise of all rights, of Seller and Purchaser under this Agreement.

11.11  Rule Against Perpetuities. Notwithstanding any other provision in this Agreement, Closing shall occur, if at all, prior to the date that is twenty-one (21) years following the death of the survivor of George W. Bush and Laura Bush and the now living children of said persons.

11.12  Like-Kind Exchanges.

11.12.1  Notwithstanding anything contained herein to the contrary, Purchaser acknowledges that Seller may designate the Property as relinquished property to consummate a like-kind exchange or reverse like-kind exchange under Section 1031 of the Code (an “Exchange”) with respect to property that Seller will acquire either prior to or within one hundred eighty (180) days after Closing (the “Replacement Property”). In the event that Seller designates the Property as relinquished property to consummate an Exchange with respect to the Replacement Property through the use of a qualified intermediary (“Intermediary”) and/or an Exchange Accommodation Titleholder (“EAT”), Purchaser shall cooperate in structuring the transaction as an Exchange for the benefit of Seller and Purchaser agrees to render all required performance under this Agreement to either the Intermediary or the EAT (either the Intermediary or the EAT referred to herein as the “1031 Assignee”) to the extent reasonably directed by Seller and to accept performance of all of Seller’s obligations by the 1031 Assignee. Purchaser agrees that performance by the 1031 Assignee will be treated as performance by Seller, and Seller agrees that Purchaser’s performance to the 1031 Assignee will be treated as performance to Seller. No assignment of rights under this Agreement to a 1031 Assignee shall effect a release of Seller from obligations under this Agreement.

11.12.2  Notwithstanding anything contained herein to the contrary, Seller acknowledges that Purchaser may designate the Property as replacement property to consummate an Exchange with respect to property that Seller will relinquish either prior to or within one hundred eighty (180) days after Closing (the “Relinquished Property”). In the event that Purchaser designates the Property as replacement property to consummate an Exchange with respect to the Relinquished Property through the use of a 1031 Assignee, Seller shall cooperate in structuring the transaction as an Exchange for the benefit of Purchaser and Seller agrees to render all required performance under this Agreement to such 1031 Assignee to the extent reasonably directed by Purchaser and to accept performance of all of Purchaser’s obligations by the 1031 Assignee. Seller agrees that performance by the 1031 Assignee will be treated as performance by Purchaser, and Purchaser agrees that Seller’s performance to the 1031 Assignee will be treated as performance to Purchaser. No assignment of rights under this Agreement to a 1031 Assignee shall effect a release of Purchaser from obligations under this Agreement.

11.13  District of Columbia Provisions.

11.13.1  The characteristic of the soil of the Land, as described by the Soil Conservation Service of the U.S. Department of Agriculture in the Soil Survey Book of the District of Columbia (area 11) published in July 1976, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is Urban Land. For further information, Purchaser may contact a soil testing laboratory, the District of Columbia Department of Environmental Services or the Soil Conservation Service of the U.S. Department of Agriculture. The foregoing is set forth pursuant to requirements of the District of Columbia Code and is not intended, and shall not be construed as, limiting the conditions set forth herein with respect to Purchaser’s right to make investigations, tests and studies satisfactory to it.

11.13.2  In accordance with the requirements of Section 3(g) of the District of Columbia Underground Storage Tank Management Act of 1990, as amended by the District of Columbia Underground Storage Tank Management Act of 1990 Amendment Act of 1992 (the “Act”), Seller has informed Purchaser, and hereby re-informs Purchaser, that Seller has no knowledge of the existence or removal, during Seller’s ownership of the Property, of any underground storage tanks at or from the Property. This disclosure notice was provided to Purchaser prior to entering into this Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date.

SELLER:

BNA Washington Inc., a Delaware corporation

By:  /s/Elizabeth Brown
Name: Elizabeth Brown
Its: President, BNA Washington Inc.

By: /s/George J. Korphage
Name: George J. Korphage
Its: Chairman of the Board, BNA Washington Inc.

PURCHASER:

CESC 1227 LLC, a Delaware limited liability company

By: Vornado Realty L.P., a Delaware  limited partnership, sole member

By: Vornado Realty Trust, a Maryland  real estate investment trust, its  general partner

By: /s/Mitchell N. Schear
Name: Mitchell N. Schear
Its: President, CSCR

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JOINDER OF ESCROW AGENT

The undersigned is joining this Agreement to evidence its agreement to receive, hold and disburse the Deposit in accordance with the terms of the Agreement.

Commonwealth Land Title Insurance Company

By:
Name:
Its:

- -

JOINDER OF CRYSTAL CITY SELLER

The undersigned, jointly and severally, hereby guaranty the prompt and full payment to Seller of all amounts due and payable by Purchaser pursuant to Section 8.2 of the foregoing Agreement of Purchase and Sale. Such guaranty is absolute and unconditional, is a guaranty of payment and performance and not of collection, shall survive any termination of this Agreement. If at any time prior to the satisfaction or expiration of Purchaser’s obligations under Section 8.2, the undersigned do not collectively own at least two of the buildings located at Crystal Mall (as defined in the Crystal City Agreement), the undersigned shall cause an affiliate of Vornado Realty, L.P., a Delaware limited partnership, with a net worth of at least $20,000,000 to guaranty the obligations guarantied by the undersigned hereunder.

CESC Mall Land L.L.C., a Delaware limited liability company

By:
Name:
Its:

CESC Mall L.L.C., a Virginia limited liability company

By:
Name:
Its:

1541473_1.DOC

Schedules and Exhibits

Schedules

3.5 Pending Actions
3.10 Leases
5.2.1 Title Commitment

Exhibits

A Form of Deed
B Form of Bill of Sale
C Form of Assignment
D Form of Estoppel
E Form of Letter of Credit